Exhibit 10.4

GLOBAL POWER EQUIPMENT GROUP INC.

RESTRICTED STOCK AWARD AGREEMENT

                        , 200

[Name and Address]

Dear                                         :

1. Restricted Stock Award. Global Power Equipment Group Inc., a Delaware corporation (the “Company”), hereby grants to you an aggregate of              shares of Common Stock, par value $.01 per share, of the Company (the “Restricted Shares”). This award is subject to your acceptance of and agreement to all of the applicable terms, conditions, and restrictions described in the Company’s 2004 Stock Incentive Plan (the “Plan”), a copy of which is on file with, and may be obtained from, the Secretary of the Company, and to your acceptance of and agreement to the further terms, conditions, and restrictions described in this Restricted Stock Award Agreement (this “Award Agreement”). To the extent that any provision of this Award Agreement conflicts with the expressly applicable terms of the Plan, it is hereby acknowledged and agreed that those terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

2. Form of Restricted Stock; Possession of Certificates. The Company may issue the Restricted Shares to you by book-entry registration or by issuance of a certificate or certificates for the Restricted Shares in your name. In the event the Company issues a certificate or certificates for the Restricted Shares, the Company shall retain the certificate(s) for the period during which the restrictions described in Section 4(b) are in effect and you shall execute and deliver to the Company a stock power or stock powers in blank for the Restricted Shares. You hereby agree that the Company shall hold the certificate(s), if any, for the Restricted Shares and the related stock power(s) pursuant to the terms of this Award Agreement until such time as the restrictions described in Section 4(b) lapse as described in Section 5 or the Restricted Shares are canceled pursuant to the terms of Section 4(b).

3. Ownership of Restricted Shares. You shall be entitled to all the rights of absolute ownership of the Restricted Shares, including the right to vote such shares and to receive cash dividends therefrom if, as, and when declared by the Company’s Board of Directors, subject, however, to the terms, conditions, and restrictions described in the Plan and in this Award Agreement.

4. Restrictions.

(a) Your ownership of the Restricted Shares shall be subject to the restrictions set forth in subsection (b) of this Section until such restrictions lapse pursuant to the terms of Section 5, at which time the Restricted Shares shall no longer be subject to the applicable restrictions.

(b) The restrictions referred to in subsection (a) of this Section are as follows:

(1) At the time of your termination of employment with the Company or Subsidiary, other than a termination of employment that occurs as a result of an event described in Section 5(b)(1), you shall forfeit the Restricted Shares to the Company and all of your rights thereto shall terminate without any payment of consideration by the Company. If you forfeit any Restricted Shares and your interest therein terminates pursuant to this paragraph, such Restricted Shares shall be canceled.

(2) You may not sell, assign, transfer, pledge, mortgage, hypothecate, or otherwise dispose of or encumber the Restricted Shares.

5. Lapse of Restrictions.

(a) The restrictions described in Section 4(b) shall lapse with respect to              of the Restricted Shares on the first anniversary of the date hereof, another              of the Restricted Shares on the second anniversary of the date hereof, and the last              of the Restricted Shares on the third anniversary of the date hereof. Following the lapse of such restrictions with respect to any Restricted Shares, such Restricted Shares shall no longer be subject to the restrictions described in Section 4(b).

(b) Notwithstanding the provisions of subsection (a) of this Section, the restrictions described in Section 4(b) shall lapse with respect to all the Restricted Shares at the time of the occurrence of any of the following events:

(1) Your death, “Disability” (as defined in Section 10(a)) or your Retirement (as defined in Section 10(b)); or

(2) A “Change of Control” (as defined in the Plan) of the Company.

6. Agreement With Respect to Taxes; Share Withholding.

(a) You agree that (1) you will pay to the Company or an Affiliate, as the case may be, in cash, or make arrangements satisfactory to the Company or such Affiliate regarding the payment of any taxes of any kind required by law to be withheld by the Company or any of its Affiliates with respect to the Restricted Shares and (2) the Company or any of its Affiliates shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to you any taxes of any kind required by law to be withheld with respect to the Restricted Shares.

(b) You agree that, if required by applicable law, you shall pay any taxes no later than the date as of which the value of the Restricted Shares first become includible in your gross income for income tax purposes; provided, however, that the Committee may, in accordance with Section 11(b) of the Plan, permit you to: (i) elect withholding by the Company of Restricted Shares otherwise deliverable to you pursuant to this Award Agreement (provided, however, that the amount of any Restricted Shares so withheld shall not exceed the amount necessary to satisfy the Company’s or any Affiliate’s required tax withholding of obligations using the minimum statutory withholding rates for Federal, state and/or local tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (ii) tender to the Company shares of Stock owned by you (or by you and your spouse jointly) and acquired more than six (6) months prior to such tender in full or partial satisfaction of such tax obligations, based, in each case, on the Fair Market Value of the Stock on the payment date as determined by the Committee.

7. Adjustment of Shares. The number of Restricted Shares subject to this Award Agreement shall be adjusted as provided in Section 12 of the Plan. Any shares or other securities received by you as a stock dividend on, or as a result of stock splits, combinations, exchanges of shares, reorganizations, mergers, consolidations or otherwise with respect to the Restricted Shares shall have the same terms, conditions and restrictions and bear the same legend as the Restricted Shares.

8. Agreement With Respect to Securities Matters. You agree that you will not sell or otherwise transfer any Restricted Shares except pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, or pursuant to an applicable exemption from such registration.

9. Restrictive Legend. You hereby acknowledge that the certificate(s) for the Restricted Shares will bear a conspicuous legend referring to the terms, conditions, and restrictions described in the Plan and this Award Agreement, which legend shall be in substantially the same form as set forth in the Plan. Any attempt to dispose of any Restricted Shares in contravention of the terms, conditions, and restrictions described in the Plan or this Award Agreement shall be ineffective.

10. Certain Definitions. As used in this Award Agreement, the following terms shall have the respective meanings indicated:

(a) “Disability” shall mean your inability to perform substantially all the duties of your employment position with the Company or Subsidiary by reason of any medically determinable physical or mental impairment which is expected to be permanent and continues for more than 180 days. The Committee may require such proof of Disability as the Committee in its sole discretion deems appropriate and the Committee’s determination as to whether you are disabled shall be conclusive, final, and binding on all parties concerned.

(b) “Retirement” shall mean the voluntary termination of your full-time employment with the Company or Subsidiary on the date on which you become, or after attaining, 65 years of age.

Capitalized terms used in this Award Agreement and not otherwise defined herein shall have the respective meanings provided in the Plan.

If you accept this Restricted Stock Award and agree to the foregoing terms and conditions, please so confirm by signing and returning the duplicate copy of this Award Agreement enclosed for that purpose.

GLOBAL POWER EQUIPMENT GROUP INC.

By:
Name:
Title:

The foregoing Restricted Stock Award is accepted by me as of                                     , and I hereby agree to the terms, conditions, and restrictions set forth above and in the Plan.

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